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                EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

          LIBERTY PROPERTY TRUST/LIBERTY PROPERTY LIMITED PARTNERSHIP
                  (AMOUNTS IN THOUSANDS EXCEPT RATIO AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                             THREE MONTHS ENDED   ---------------------------------------------------
                               MARCH 31, 2001       2000       1999       1998       1997      1996
                             ------------------   --------   --------   --------   --------   -------
Earnings before fixed
  charges:
Income before extraordinary
  item.....................       $45,946         $181,583   $155,993   $116,677   $ 68,969   $37,631
Add: Interest expense......        26,759          104,229     94,712     74,155     46,521    33,967
      Depreciation expense
        on cap'd interest..           526            1,809      1,396      1,001        650       502
      Amortization of deferred
        financing costs....         1,029            4,066      4,951      4,462      4,448     4,561
Earnings before fixed
  charges..................       $74,260         $291,687   $257,052   $196,295   $120,588   $76,661
Fixed charges:
Interest expense...........        26,759          104,229     94,712     74,155     46,521    33,967
Amortization of deferred
  financing charges........         1,029            4,066      4,951      4,462      4,448     4,561
Capitalized interest.......         5,869           17,784     15,288     16,317     11,802     7,708
Fixed charges..............       $33,657         $126,079   $114,951   $ 94,934   $ 62,771   $46,236
Preferred share
  distributions............         2,750           11,000     11,000     11,000      4,247        --
Preferred unit
  distributions............         2,653           10,070      3,783         --         --        --
Combined fixed charges.....       $39,060         $147,149   $129,734   $105,934   $ 67,018   $46,236
Ratio of earnings to fixed
  charges..................          2.21             2.31       2.24       2.07       1.92      1.66
Ratio of earnings to
  combined fixed charges...          1.90             1.98       1.98       1.85       1.80      1.66

Certain amounts from prior periods have been restated to conform to current-year presentation.